EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Terex Corporation of our report dated February 14, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note B, as to which the date is August 7, 2020, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Terex Corporation’s Current Report on Form 8-K dated August 7, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Stamford, Connecticut
August 7, 2020